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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

American Oriental Bioengineering (H.K.) Limited
Harbin Three Happiness Bioengineering Co. Ltd.
Heilongjiang Songhuajiang Pharmaceutical Limited (HSPL)
Guangxi Ling Feng Pharmaceutical Company Limited (GLP)
Heilongjiang Qitai Pharmaceutical Limited (HQPL)
Yield Chance Limited (BVI)
Bestkey International Limited (BVI)
Goware Holding Limited (BVI).